UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12, 2014

American Water Works Company, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-34028

Delaware	51-0063696
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1025 Laurel Oak Road

Voorhees, NJ 08043

(Address of principal executive offices, including zip code)

(856) 346-8200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Linda G. Sullivan

On March 12, 2014, American Water Works Company, Inc. (the “Company”) announced that Linda G. Sullivan will become the Company’s Senior Vice President and Chief Financial Officer, effective May 9, 2014. Ms. Sullivan will begin her employment with the Company on April 28, 2014. As previously disclosed, effective at the time of the Company’s 2014 Annual Meeting of Stockholders on May 9, 2014, Jeffry E. Sterba will be succeeded as President and Chief Executive Officer of the Company by Susan N. Story, currently the Senior Vice President and Chief Financial Officer of the Company.

In connection with Ms. Sullivan’s employment and appointment to the offices of Senior Vice President and Chief Financial Officer of the Company, she entered into an employment letter agreement with the Company (the “Employment Agreement”). Under the Employment Agreement, Ms. Sullivan will receive an annual base salary of $460,000, and her target payout under the Company’s Annual Incentive Plan (“AIP”) for 2014 will be equal to 75% of her annual base salary. In addition, Ms. Sullivan will be eligible for an equity award under the Company’s Long-Term Incentive Plan (“LTIP”) with a target payout equal to 125% of her annual base salary. For 2014, Ms. Sullivan’s payout under the AIP and award under the LTIP will not be subject to proration.

Effective upon the commencement of her employment, Ms. Sullivan will also be granted an equity award in an amount equal to $500,000 (priced on date of the grant) (the “Additional Grant”), 70% of which will be performance share units based on total stockholder return and internal Company performance metrics (“PSUs”) and 30% of which will be restricted stock units (“RSUs”). The Additional Grant is designed to replace the economic benefits Ms. Sullivan will forfeit as a result of terminating her current employment. The PSUs will be awarded contingently, and the extent to which they are earned and the underlying shares of our common stock are distributed will be based on the Company’s achievement, over a three-year period, against three performance measures (total stockholder return, operational efficiency improvement and compounded EPS growth). The RSUs will vest in equal one-third increments on January 1, 2015, 2016 and 2017. Upon vesting of the RSUs, Ms. Sullivan will receive an equivalent number of shares of Company common stock. Ms. Sullivan also will receive standard relocation benefits for an executive at her salary level.

In accordance with the Company’s executive severance policy, in the event Ms. Sullivan’s employment is terminated by the Company without cause (as determined by the Board of Directors) she would receive salary continuation and COBRA benefits, and would continue to participate in any Company-sponsored life insurance plan, for a period of 12 months following termination. She also would receive a pro rata AIP award for the year in which the termination occurs, to the extent such payment is provided for under the terms of the applicable AIP.

Ms. Sullivan, 50, has been the Senior Vice President and Chief Financial Officer of Southern California Edison Company, one of the nation’s largest electric utilities and a subsidiary of Edison International, since July 2009. Ms. Sullivan joined Edison International in 1991 and during her career there she has held numerous executive positions, including executive roles overseeing corporate financial accounting and reporting, internal control, property accounting, payroll, accounts receivable and accounts payable. She is a Certified Public Accountant and Certified Management Accountant. Ms. Sullivan holds a B.S. in Business Administration and Accounting from Portland State University.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 12, 2014	By:	/s/ Kellye L. Walker
Kellye L. Walker
Chief Administrative Officer, General Counsel and Secretary